SAVILLE

SHAREHOLDERS

David B. Epperson
J. Clinton Pugh
Virginia L. DeBrow
John P. Boyd
Tamara Berley

John W. Saville 1923–1996

Thomas B. Gilbert, Jr., Of Counsel
R. Allen Dodgen, Jr., Of Counsel

PRINCIPALS

Ann Searcy
Kurtis N. Smith
Daniel W. DeLaughter

June 24, 2008

Mr. Dan Basso
Chairman of the Board
T Bank, N.A. and T Bancshares, Inc.
1600 Dallas Parkway, Suite 125
Dallas, TX 75248

Dear Dan:

This letter will serve as my formal resignation as a director of T Bank, N.A. and T Bancshares, Inc. effective immediately. I find that I can no longer make the time commitment required to be an effective director and have the time I want, and need, to fulfill my responsibilities of career and family.

Sincerely,

Mark Foglietta

Saville, Dodgen & Company, P.A.
Certified Public Accountants & Advisors
700 North Pearl Street, Suite 1100
Dallas, Texas 75201
214-922-9727 Tel
214-740-1726 Fax
www.savillecpa.com